Exhibit 99.2

Cadence Pharmaceuticals Completes $86.6 Million

Private Placement of Common Stock

SAN DIEGO, CA - February 19, 2009—Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) announced today that it completed its previously announced private placement of approximately 12 million shares of the Company’s common stock at a price of $7.13 per share and five-year warrants to purchase up to approximately 6 million additional shares of the Company’s common stock, exercisable in cash or by net exercise at a price of $7.84 per share, for aggregate gross proceeds of approximately $86.6 million. The price paid for the common stock is equal to the consolidated closing bid price on the Nasdaq Global Market on the day of pricing, February 13, 2009.

The financing was led by Venrock with participation by Frazier Healthcare Ventures, Domain Associates, Versant Ventures, New Enterprise Associates, Bay City Capital and T. Rowe Price Associates.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments, including the possible need to raise additional capital and the possibility that Cadence’s share price may decline after the transaction is closed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

Anna Gralinska
Director, Investor Relations
Cadence Pharmaceuticals, Inc.
858-436-1452